SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2006

INTERNATIONAL SMART SOURCING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14753	11-3423157
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

320 Broad Hollow Road Farmingdale, New York		11735
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 293-4650

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

          At the annual meeting of stockholders on September 28, 2006, the stockholders of the Company voted in favor of a proposal to sell the capital shares of Electronic Hardware Corp., Smart Sourcing, Inc., and Compact Disc Packaging Corp. (collectively, the “Subsidiaries”), the three wholly owned subsidiaries of the Company to ISSI Holdings LLC (the “Transaction”) and approved and adopted the Stock Purchase Agreement by and between the Company and ISSI Holdings LLC, dated May 8, 2006, as amended (the “Stock Purchase Agreement”).   ISSI Holdings LLC, a Delaware limited liability company, is owned in part and/or managed, by David Kassel, Harry Goodman, David Hale, Andrew Franzone, Steve Sgammato and Mark Mandel who are officers, directors, stockholders and/or consultants to the Company. The consent of the majority of the stockholders of the Company as well as the consent of the majority of the stockholders not affiliated with ISSI Holdings LLC was a requirement of the Stock Purchase Agreement and was obtained at the annual meeting of stockholders.

          The closing of the Transaction occurred immediately upon the conclusion of the annual meeting of stockholders.  Pursuant to the Stock Purchase Agreement, the Company sold to ISSI Holdings LLC all of the shares of the common stock of the Subsidiaries in exchange for: (i) the total sum of One Million Five Hundred Thousand ($1,500,000) Dollars, (ii) 7,925,000 shares of common stock of the Company owned by certain members and/or managers of ISSI Holdings LLC and their spouses and (iii) assumption by ISSI Holdings LLC of certain other outstanding obligations of the Company.  As further consideration the Company will receive 50% of the net income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006.  The total cash that the Company received from ISSI Holdings LLC at closing was reduced by $50,000 to account for a $50,000 receivable which is due and owing to the Company.  Additionally, certain promissory notes, in the approximate amount of $120,000, which were previously to be assumed by ISSI Holdings LLC, were satisfied prior to the Closing.  As a result of the satisfaction of the the promissory notes, the assets acquired by ISSI Holdings LLC were reduced by approximately $120,000.

          The nature and the amount of consideration received by the Company was negotiated by an independent committee of the Board of Directors (the “Board”) which consisted of Richard Peters and Michael Rakusin, the independent directors of the Board.  Additionally, Montauk Consulting, Inc. rendered an opinion on the Transaction and deemed that the Transaction was fair to the noninterested stockholders from a financial point of view.    The fairness opinion of Montauk Consulting and related materials are attached as Exhibit C to the Definitive Proxy Statement filed on August 28, 2006 and incorporated by reference herein.

          The Company was a holding company and the shares of the Subsidiaries held by the Company constituted substantially all of the Company’s assets.  Accordingly, at the present time, the Company exists as a shell company with no subsidiaries and no business operations.   The Company intends to pursue possible mergers with or acquisitions of existing businesses.  However, the Company can give no assurance that such a transaction will occur, or that if such a transaction were to occur, it would enhance the Company’s future operations or financial results.

Item 5.01	Changes in Control of Registrant.

          In conjunction with the closing of the Transaction on September 28, 2006, David Kassel, Harry Goodman, Dorothy Goodman, Andrew Franzone and Maryann Franzone collectively returned 7,925,000 shares of common stock of the Company as treasury shares.  As a result, 10,974,435 shares of common stock of the Company remain outstanding at the present time.

          Pursuant to information filed on Form 3 on October 29, 2004, H.T. Ardinger, Jr. owns 5,668,920 shares of common stock of the Company.  As of September 28, 2006 such amount constitutes 51.66% of the outstanding shares of common stock of the Company.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

          At the annual meeting of stockholders, the stockholders of the Company elected David Hale, Harry Goodman, Andrew Franzone, Richard Peters and Michael Rakusin to serve as the directors of the Company.  In conjunction with the closing of the Transaction, on September 28, 2006, Messrs. Franzone and Goodman resigned as directors.  Mr. Hale, Mr. Peters and Mr. Rakusin will continue as the directors of the Company.

          Additionally, in conjunction with the closing of the Transaction, on September 28, 2006, Messrs. Franzone, Goodman and Sgammato resigned as officers of the Company.

          On September 28, 2006, the Board re-appointed Mr. Hale as the Chairman and President of the Company.  Additionally, the Board appointed Mr. Rakusin as Chief Financial Officer and Mr. Peters as Secretary of the Company.

          Mr. Rakusin and Mr. Peters have not executed employment agreements with the Company as of the present date.

          Biographical information on Messrs. Hale, Peters and Rakusin can be found in the Definitive Proxy Statement filed on August 28, 2006.  Such information is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(b)  Pro forma financial information

Unaudited consolidated pro forma financial statements as of and for the six months ended June 30, 2006 and for the year ended December 30, 2005 are attached as Exhibit 99.1.

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 2, 2006

INTERNATIONAL SMART SOURCING, INC.

	By:	/s/ DAVID HALE

David Hale
Chairman of the Board of Directors, President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Pro Forma Financial Statements